UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2007

Atlas Air Worldwide Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2000 Westchester Avenue, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-701-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2007, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Atlas Air Worldwide Holdings, Inc. (the "Company") approved adjustments to compensation for both William J. Flynn, President and Chief Executive Officer of the Company, and John W. Dietrich, Executive Vice President and Chief Operating Officer of the Company, in connection with the new operations of Polar Air Cargo Worldwide, Inc. ("Polar") resulting from the completion of the transactions contemplated in the stock purchase agreement (the "Purchase Agreement"), dated as of November 28, 2006, between Polar and DHL Network Operations (USA), Inc. ("DHL"), an Ohio corporation and a wholly-owned indirect subsidiary of Deutsche Post AG.

Mr. Flynn’s salary adjustment includes a 10% increase in base salary to $715,000 and a restricted stock grant in the amount of 6,530 shares. Mr. Dietrich’s salary adjustment includes a 10% increase in base salary to $467,500 and a restricted stock grant in the amount of 4,269 shares. The restricted shares awarded pursuant to the compensation adjustment described herein shall have a vesting schedule of one-third of the restricted shares on each of the first three anniversaries of the grant date, subject to accelerated vesting as provided in the restricted share agreements entered into by and between the Company and each of Messrs. Flynn and Dietrich.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

July 2, 2007	By:	Adam R. Kokas

Name: Adam R. Kokas
Title: Senior Vice President, General Counsel and Secretary